Exhibit 99.1

Nuvation Bio and Panacea Announce Business Combination Agreement, Creating a Publicly Listed Leader in Oncology Drug Development

Leading institutional investors commit $500 million through concurrent equity investments

Upon completion of the business combination, over $850 million of expected cash resources will be used to advance development of Nuvation Bio’s wholly-owned deep pipeline of differentiated and novel investigational oncology therapeutic candidates

Nuvation Bio shareholders, Panacea shareholders and equity financing investors will hold shares in the Combined Company to be led by CEO David Hung, M.D., which is expected to remain listed on the NYSE under the new ticker symbol “NUVB;” business combination expected to be completed in first quarter of 2021

Investor webcast to discuss the proposed transaction today,

Wednesday, October 21, 2020, at 8:30 a.m. ET

NEW YORK – October 21, 2020 – Nuvation Bio Inc., a biopharmaceutical company focused on revolutionizing cancer treatment by discovering, developing and delivering therapies that tackle some of the greatest needs in oncology, and Panacea Acquisition Corp. (NYSE: PANA), a special purpose acquisition company (SPAC) sponsored by EcoR1 Capital, today announced they have entered into a definitive business combination agreement. Upon closing of the transaction, Panacea will be renamed Nuvation Bio Inc. (the Combined Company); its common stock is expected to remain listed on the New York Stock Exchange (NYSE) under the new ticker symbol “NUVB.”

“Nuvation Bio is developing novel oncology therapeutic agents for some of the most difficult-to-treat cancers, specifically targeting indications for which conventional therapies have failed. To that end, we have created a deep portfolio of six promising oncology therapeutic candidates that target some of the most critical pathways that cancer cells use to grow. We have demonstrated, in preclinical studies, the potential of those candidates to significantly improve outcomes over current standards of care,” said David Hung, M.D., founder and chief executive officer of Nuvation Bio. “Our goal is to develop new generations of oncology medicines that will meaningfully improve patient lives by addressing drug resistance or limited efficacy of current therapies, while reducing side effects and preserving quality of life for cancer patients. The large financing that we will secure with this SPAC merger provides us with the capital we need to advance that goal.”

In addition to the approximately $144 million held in Panacea’s trust (assuming no redemptions), a group of premier healthcare investors has committed to participate in concurrent equity financings totaling slightly more than $500 million at $10 per share. Investors include lead investor EcoR1 Capital, an existing Nuvation Bio shareholder that has committed to invest $50 million, including its $25 million forward purchase agreement, as well as new investors 683 Capital, Ally Bridge Group, Avidity Partners, Deerfield Management Company, Irving Investors, Monashee Investment Management LLC, OrbiMed, Wellington Management, and other existing Nuvation Bio shareholders including The Baupost Group, Boxer Capital of the Tavistock Group, Fidelity Management & Research Company, LLC, Omega Funds, Perceptive Advisors, Redmile Group, and Surveyor Capital (a Citadel Company).

The Combined Company is expected to have cash resources of more than $850 million at the closing of the transaction (assuming no redemptions) and will continue to operate under the Nuvation Bio executive team, led by Dr. Hung. The Boards of Directors of both Panacea and Nuvation Bio have approved the proposed transaction. Completion of the transaction, which is expected in the first quarter of 2021, is subject to approval of both companies’ shareholders and the satisfaction or waiver of certain other customary closing conditions, including expiration of the Hart-Scott-Rodino Act waiting period.

“We formed Panacea to partner with a company that had an exceptional management team, a deep pipeline, and a platform technology that could enable success to be replicated over and over, and that is exactly what we saw in Nuvation Bio,” said Oleg Nodelman, chief executive officer of Panacea. “Nuvation Bio is led by a proven entrepreneurial CEO who was responsible for developing and commercializing one of the most successful prostate cancer medicines, each of its early-stage programs is designed to target multiple cancers, and all of its planned therapies are based on validated targets that are biologically active. We believe Nuvation Bio has what it takes to develop multiple successful oncology medicines that will provide true medical innovation for patients.”

Nuvation Bio will use the proceeds of the business combination and concurrent equity financings, together with its existing cash resources, to advance into clinical development up to six compounds that have resulted from its drug discovery and development programs. These programs include a cyclin-dependent kinase (CDK) inhibitor program, a BET inhibitor program, a WEE1 inhibitor program, an adenosine A2A receptor inhibitor program, and a drug-drug conjugate (DDC) platform that to date has yielded investigational compounds targeting hormone-driven cancers, such as prostate, breast and ovarian cancers. The U.S. Food and Drug Administration (FDA) recently accepted Nuvation Bio’s first Investigational New Drug (IND) application, and Nuvation Bio plans to initiate enrollment in a Phase 1/2 study of its lead investigational compound, NUV-422, a CDK2/4/6 inhibitor, in patients with high-grade gliomas, including glioblastoma multiforme (GBM), by the first quarter of 2021. Nuvation Bio anticipates submitting up to five additional INDs by 2026 for therapies targeting some of the most difficult-to-treat solid tumors and hematologic cancers.

Founded in 2018, Nuvation Bio has assembled strong management and scientific teams led by Dr. Hung, an oncologist and biopharma industry veteran. Dr. Hung previously founded Medivation, Inc., which developed XTANDI® (enzalutamide), one of the world’s leading prostate cancer medicines, and talazoparib (now marketed as TALZENNA®), a novel PARP inhibitor for the treatment of breast cancer. Medivation was acquired by Pfizer in 2016 for $14.3 billion in an all-cash deal.

The team that discovered and developed Nuvation Bio’s compounds includes chemists who worked at Medivation and took XTANDI from first in vitro laboratory experiment to FDA approval in seven years – one of the fastest development timelines in pharmaceutical history. In addition to Medivation, Nuvation Bio’s management team comprises biopharma industry veterans who have contributed to drug discovery, development and commercialization at a number of other biopharmaceutical companies, including Clovis Oncology, Eli Lilly, Johnson & Johnson, Millennium Pharmaceuticals, Radius Health and Roche. Dr. Hung, together with the team of chemists from Medivation, invented all of the programs in Nuvation Bio’s current pipeline, which are wholly owned and controlled by Nuvation Bio.

The Combined Company’s Board of Directors is expected to consist of one director designated by Panacea plus existing Nuvation Bio directors Daniel Welch (Chair), Robert Bazemore, Kim Blickenstaff, Kathryn Falberg, David Hung, M.D., and W. Anthony Vernon. Michelle Doig of Omega Funds will remain on the Board during a transition to be completed by June 1, 2021.

Summary of Transaction

Current Nuvation Bio shareholders and option holders are converting 100% of their vested equity interests into a total of 150 million shares or equivalent options of the Combined Company. Current shareholders of Panacea are retaining their shares of common stock and warrants of Panacea, which will become common stock and warrants of the Combined Company on a one-for-one basis.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by Panacea with the Securities and Exchange Commission (SEC) and will be available at www.sec.gov. In addition, Panacea intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/ prospectus, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Jefferies is acting as lead capital markets and financial advisor to Nuvation Bio. BMO Capital Markets, BTIG, RBC Capital Markets and Wedbush PacGrow are also acting as advisors to Nuvation Bio. Cooley is acting as legal counsel to Nuvation Bio.

Cowen is acting as financial advisor to Panacea and private placement agent. Skadden Arps Slate Meagher & Flom is acting as legal counsel to Panacea.

Investor Webcast Information

In connection with this announcement, Nuvation Bio and Panacea will host a webcast today, Wednesday, October 21, at 8:30 a.m. ET. To access a live or recorded webcast of the call, please visit: https://event.webcasts.com/starthere.jsp?ei=1390835&tp_key=741c4475ac. The recorded webcast will be available at www.NuvationBio.com and panacea.ecor1cap.com for approximately 30 days following the call.

About Panacea

Panacea is a blank check company formed for the purpose of effecting a business combination with one or more businesses with a focus on the biotechnology sector. Panacea is led by Chairman Dan Bradbury, Chief Executive Officer Oleg Nodelman, Chief Financial Officer Scott Perlen, Chief Operating Officer Scott Platshon, and Chief Investment Officer Caroline Stout.

About EcoR1 Capital

EcoR1 Capital LLC is a fundamental biotechnology-focused investment advisory firm. Based in San Francisco, EcoR1 evaluates and selects extraordinary biotechnology companies that are pursuing the highest quality science and demonstrate strong business fundamentals. Like the EcoR1 restriction enzyme which helped to transform the biomedical field, EcoR1 seeks to help move medical research forward through investments into compelling biotech companies that are developing promising new solutions for untreated diseases. For more information, visit https://ecor1cap.com/.

About Nuvation Bio

Nuvation Bio is a biopharmaceutical company focused on revolutionizing cancer treatment by discovering, developing and delivering therapies that tackle some of the greatest needs in oncology. Nuvation Bio’s proprietary portfolio includes six novel and mechanistically distinct oncology therapeutic product candidates, each targeting some of the most difficult-to-treat types of cancer. Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York and San Francisco. For more information, please visit www.nuvationbio.com.

Important Information and Where to Find It

This press release relates to a proposed transaction between Nuvation Bio and Panacea. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction described herein, Panacea intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/ prospectus. Promptly after the registration statement is declared effective by the SEC, Panacea will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. Investors and security holders of Panacea are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transaction that Panacea will file with the SEC when they become available because they will contain important information about Panacea, Nuvation Bio and the transaction. The preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Panacea with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). The documents filed by Panacea with the SEC also may be obtained free of charge at Panacea’s website at panacea.ecor1cap.com or upon written request to 357 Tehama Street, Floor 3, San Francisco, CA 94103.

Participants in the Solicitation

Panacea, Nuvation Bio and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Panacea’s shareholders in connection with the proposed transaction. Information about Panacea’s directors and executive officers and their ownership of Panacea’s securities is set forth in Panacea’s Definitive Prospectus filed with the SEC on June 30, 2020. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Panacea, the Combined Company or Nuvation Bio, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Nuvation Bio’s business strategy, cash resources, current and prospective product candidates, planned clinical trials and preclinical activities and potential product approvals, as well as the potential for market acceptance of any approved products and the related market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management teams of Nuvation Bio and Panacea and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Nuvation Bio and Panacea. These forward-looking statements are subject to a number of risks and uncertainties, including the risk that the potential product candidates that Nuvation Bio develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk that Nuvation Bio will be unable to successfully market or gain market acceptance of its product candidates; the risk that Nuvation Bio’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Nuvation Bio has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; the effects of competition on Nuvation Bio’s business; the risk that third parties on which Nuvation Bio depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that Nuvation Bio’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; the risk that Nuvation Bio will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others; the potential inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Combined Company or the expected benefits of the proposed business combination or that the approval of the stockholders of Panacea or Nuvation Bio is not obtained; the risk of failure to realize the anticipated benefits of the proposed business combination; the amount of redemption requests made by Panacea’s stockholders, and those factors discussed in Panacea’s final prospectus dated June 30, 2020, under the heading “Risk Factors,” and other documents Panacea has filed, or will file, with the SEC, including a registration statement on Form S-4 that will include a proxy statement/prospectus. If any of these risks materialize or Panacea’s and Nuvation Bio’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Panacea nor Nuvation Bio presently know, or that Panacea or Nuvation Bio currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Panacea’s and Nuvation Bio’s expectations, plans or forecasts of future events and views as of the date of this press release. Panacea and Nuvation Bio anticipate that subsequent events and developments will cause Panacea’s and Nuvation Bio’s assessments to change. However, while Panacea and Nuvation Bio may elect to update these forward-looking statements at some point in the future, Panacea and Nuvation Bio specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Panacea’s and Nuvation Bio’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Panacea Contact:

Scott Perlen

Perlen@ecor1cap.com

415-234-0623

Nuvation Bio Investor Contact:

W2O

Matthew Clawson

ir@nuvationbio.com

Nuvation Bio Media Contact:

W2O

Sheryl Seapy

sseapy@w2ogroup.com

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